Exhibit 10.5

SUBORDINATED DEBENTURE PURCHASE AGREEMENT

THIS SUBORDINATED DEBENTURE PURCHASE AGREEMENT (this “Agreement”) is dated as of April 15, 2013, and is made by and between PLUMAS BANCORP, a California corporation (“Borrower”), and COMMUNITY BANCAPITAL, L.P., a Delaware limited partnership (“Lender”).

RECITALS

A. Borrower has requested that Lender make a loan to Borrower of Seven Million Five Hundred Thousand Dollars ($7,500,000) in the form of subordinated debt (the “Subordinated Debt”) that is intended to qualify as Tier 2 Capital.

B. The Subordinated Debt shall be evidenced by, and Lender is willing to purchase from Borrower, a subordinated debenture in an aggregate principal amount of $7,500,000 in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Debenture.

C. The proceeds of the Subordinated Debt shall be used by Borrower for the redemption of its preferred stock issued as part of the United States Department of the Treasury’s Capital Purchase Program and other general corporate purposes.

THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

AGREEMENTS

Section 1. Subordinated Debt.

Section 1.1 Certain Terms. Lender agrees to extend the Subordinated Debt to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Subordinated Debenture and any other Transaction Documents (as defined in Section 1.3). The Subordinated Debenture shall bear interest at a fixed annual rate per annum of seven and one-half percent (7.50%). The unpaid principal balance plus all accrued but unpaid interest on the Subordinated Debt shall be due and payable on the eighth (8th) anniversary of the Closing Date (the “Maturity Date”), or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of this Agreement. The Subordinated Debt shall be evidenced by the Subordinated Debenture in the form attached as Exhibit A hereto and shall be subordinated in accordance with the subordination provisions set forth therein. The obligations of Borrower to Lender under the Subordinated Debenture shall be unsecured.

Section 1.2 Maturity Date. On the Maturity Date, all sums due and owing under this Agreement and the other Transaction Documents with respect to the Subordinated Debenture shall be repaid in full. Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the terms of the Subordinated Debt past the Maturity Date, and the Subordinated Debt shall not be extended unless Borrower and Lender hereafter specifically otherwise agree in writing.

Section 1.3 The Closing. The execution and delivery of this Agreement, the Subordinated Debenture and the Warrant (collectively, the “Transaction Documents”), and the full funding of the Subordinated Debt (all such actions being referred to as the “Closing”) will occur at the offices of Lender, at 50 East Washington Street, Suite 400, Chicago, Illinois, at 9:30 a.m. Chicago, Illinois time on April 15, 2013 (the “Closing Date”), or at such other place or time or on such other date as the parties hereto may agree, by disbursing the proceeds of the Subordinated Debenture in accordance with any written instructions received by Lender from Borrower at least one Business Day prior to Closing.

Section 1.4 Interest Rate.

1.4.1 Interest Payments. Subject to Section 1.4.2 hereof, interest accrued or any other outstanding amount of the Subordinated Debenture shall be payable by Borrower in arrears on the last day of each March, June, September and December, commencing June 30, 2013, and on the Maturity Date.

1.4.2 Default Interest. Notwithstanding the rates of interest and the payment dates specified in this Agreement, effective immediately upon: (a) the occurrence and during the continuance of any Acceleration Event of Default (as defined in Section 4.1.1), or (b) the Maturity Date, the principal balance of the Subordinated Debt then outstanding, any interest payments not paid within five days after the same becomes due and any amount due on the Maturity Date which is not then paid, shall bear interest payable upon demand at a rate equal to the Prime Rate then in effect plus ten percent (10.00%) per annum (the “Default Rate”).

1.4.3 Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365 days. In computing interest, the date of funding shall be included and, subject to Section 1.5.2, the date of payment shall be excluded; provided, however, that if any funding is repaid on the same day on which it is made, one day’s interest shall be paid thereon.

Section 1.5 Payments.

1.5.1 Prepayment. The Subordinated Debenture may not be prepaid in any amount prior to the second (2nd) anniversary of the Closing Date. Subject to the immediately following sentence, at any time after the second (2nd) anniversary of the Closing Date, Borrower may, upon at least one Business Day’s notice to Lender, prepay, without penalty, all or a portion of the principal amount outstanding under the Subordinated Debt in a minimum aggregate amount of $100,000 or any larger integral multiple of $100,000 by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to but, subject to Section 1.5.2, excluding the date of prepayment. Except for payments of principal prior to maturity as a result of the acceleration of maturity as the result of an Acceleration Event of Default, Lender shall have no responsibility to verify whether Borrower has obtained any requisite approval of the Federal Reserve System or other regulatory approval for the payment of principal (including payment at maturity or redemption prior to maturity).

1.5.2 Manner and Time of Payment. All payments of principal, interest and fees hereunder payable to Lender shall be made, without condition or reservation of right and free of set-off or counterclaim, in U.S. dollars and by wire transfer (pursuant to Lender’s written wire transfer instructions) of immediately available funds delivered to Lender not later than 11:00 a.m. (Chicago, Illinois time) on the date due. Funds received by Lender after that time and date shall be deemed to have been paid on the next succeeding Business Day.

1.5.3 Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time (but not such next succeeding Business Day, subject to Section 1.5.2,) shall be included in the computation of the payment of interest hereunder.

1.5.4 Application of Payments. All payments received by Lender from or on behalf of Borrower shall first be applied to amounts due to Lender to pay Lender’s fees and reimburse Lender’s costs and expenses, including those pursuant to Section 4.4 of this Agreement, second to accrued interest under the Subordinated Debenture, and third to principal amounts outstanding under the Subordinated Debenture; provided, however, subject to the provisions of Section 4 of this Agreement, that after the date on which the final payment of principal with respect to the Subordinated Debenture is due or following and during any Event of Default, all payments received on account of Borrower’s Liabilities shall be applied in whatever order, combination and amounts as Lender, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing to Lender. No amount paid or prepaid on the Subordinated Debenture may be reborrowed.

Section 2. GENERAL REPRESENTATIONS AND WARRANTIES. Borrower hereby covenants, represents and warrants to Lender as follows:

Section 2.1 Organization.

2.1.1 Borrower is a corporation duly organized and existing under the laws of the State of California. Borrower has all requisite corporate power and authority, and possesses all licenses necessary to conduct business and activities as presently conducted, to own its properties and to perform its obligations under this Agreement. Borrower is the owner of all of the issued and outstanding capital stock of Plumas Bank, a commercial bank validly existing under the laws of the State of California (the “Bank”).

2.1.2 The Bank has all requisite corporate power and authority, and possesses all licenses necessary to conduct business and activities as presently conducted, to own its properties and to perform its obligations under this Agreement. The deposit accounts of the Bank are insured by the FDIC. No event attributable to Borrower has occurred which could reasonably be expected to adversely affect the status of Borrower as an FDIC-insured institution.

Section 2.2 Legal and Authorized. The borrowing of the principal amount of the Subordinated Debt, the execution and performance of this Agreement, the Subordinated Debenture and the other Transaction Documents and compliance by Borrower with all of the provisions of this Agreement and of the other Transaction Documents are within the corporate powers of Borrower. Each of this Agreement, the Subordinated Debenture and the other Transaction Documents has been duly authorized, executed and delivered and is the legal, valid and binding obligation of Borrower, and is enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws (including laws and regulations specifically applicable to bank holding companies registered with the Federal Reserve) and subject to general principles of equity.

Section 2.3 No Defaults or Restrictions. Neither the execution, delivery or performance by Borrower of any of the Transaction Documents, nor compliance by it with the terms and provisions hereof or thereof: (a) will contravene any provision of any applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality; (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Borrower or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject; or (c) will violate any provision of the charter or bylaws of Borrower or the organizational documents, charter or bylaws of any of its Subsidiaries. Neither Borrower nor any of its Subsidiaries is in material default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing indebtedness of any kind or pursuant to which any such indebtedness is issued, or other agreement or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its properties may be bound or affected, which default would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries, taken as a whole.

Section 2.4 Governmental Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date of this Agreement), or exemptive action by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with: (a) the execution, delivery and performance by Borrower of this Agreement, the Subordinated Debenture or any of the other Transaction Documents; or (b) the legality, validity, binding effect or enforceability of any of the Transaction Documents.

Section 2.5 Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to the best knowledge of Borrower based on commercially reasonable inquiry, threatened against Borrower or any of its Subsidiaries at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign that if adversely determined would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Borrower and its Subsidiaries taken as a whole; and none of Borrower nor any of its Subsidiaries is in default with respect to any material order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign.

Section 3. GENERAL COVENANTS, CONDITIONS AND AGREEMENTS. Borrower hereby further covenants and agrees with Lender as follows:

Section 3.1 Negative Covenants. Borrower agrees that until it satisfies all of its obligations to Lender, including its obligations to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement, the Subordinated Debenture and the other Transaction Documents, it shall not take any of the actions set forth below in this Section 3.1, without the prior written consent of Lender.

3.1.1 Merger, Consolidation and Sale of Assets. Borrower shall not consolidate with or merge with, or sell, lease or otherwise transfer all or substantially all of its assets to, any Person unless: (a) the successor entity which results from such consolidation or merger, if not Borrower, or the Person which is the transferee of all or substantially all of Borrower’s assets, as the case may be (the “Surviving Entity”), (i) shall be a solvent FDIC-insured depository institution organized and existing under the laws of the United States or any State thereof or the District of Columbia or a solvent bank holding company or financial holding company that has majority ownership in a solvent FDIC-insured depository institution organized and existing under the laws of the United States or any State thereof or the District of Columbia, and (ii) shall have executed and delivered to the holder of the Subordinated Debenture its assumption of the due and punctual payment of the principal of and premium, if any, and interest on the Subordinated Debenture, and the due and punctual performance and observation of all of the covenants in the Subordinated Debenture, this Agreement and any other Transaction Document to be performed or observed by Borrower and shall furnish to such holder an opinion of counsel to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Entity enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of Borrower as a result of such transaction as having been incurred by Borrower at the time of such transaction, no Event of Default or Potential Event of Default would exist. No such sale, lease or transfer of substantially all of the assets of Borrower shall have the effect of releasing Borrower or any Surviving Entity that shall theretofore have become such in the manner prescribed in this Section 3.1.1 from its liability under this Agreement and the Subordinated Debenture. Borrower agrees to provide written notice to Lender of its intention to consolidate with or merge with, or sell, lease or otherwise transfer all or substantially all of its assets to, any Person, no later than five Business Days after the earlier of: (x) Borrower’s receipt of a binding letter of intent with respect to such transaction; or (y) the execution of an agreement by and between Borrower and any Person with respect to such transaction.

3.1.1 Restricted Payments. If an Event of Default has occurred and is continuing, Borrower shall not: (a) pay any dividends or make any other distributions to its shareholders; (b) redeem or repurchase any of its outstanding capital stock or other securities; (c) make any payments of interest, principal or premium on, or repay, repurchase or redeem (i) any indebtedness of Borrower payable to any of its Affiliates except the Bank with respect to shared expenses of Borrower that is owing to the Bank pursuant to Borrower’s and Bank’s intercompany policies, or (ii) any other indebtedness of Borrower that ranks equally with or junior to the Subordinated Debenture; or (d) make any guarantee payments on any obligations ranking pari passu with or junior to the Subordinated Debenture.

3.1.2 Redemption of Capital Stock. Borrower shall not redeem any of its capital stock or otherwise change its capital structure where the same would reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of Borrower.

Section 3.2 Affirmative Covenants. Borrower agrees that until it satisfies all of its obligations to Lender, including its obligations to pay in full all principal, interest and other amounts due in accordance with the terms of this Agreement, the Subordinated Debenture and the other Transaction Documents, it shall perform the covenants set forth below in this Section 3.2.

3.2.1 Corporate Existence. Subject to Section 3.1.2, Borrower shall at all times preserve and maintain its corporate existence, rights, franchises and privileges.

3.2.2 Financial Statements. Borrower shall at all times maintain a system of accounting, on the accrual basis of accounting and in accordance with generally accepted accounting principles in effect in the United States (“GAAP”), and shall promptly furnish to Lender or Lender’s Representatives upon request such financial statements and other financial information related to Borrower or the Bank as Lender may reasonably request; provided, that Borrower shall not be required to provide audited financial statements of the Bank as a stand-alone entity separate from Borrower.

3.2.3 Notice of Default. Borrower shall promptly after becoming aware of the commencement thereof, give notice to Lender in writing of the occurrence of an Event of Default or Potential Event of Default; provided, that furnishing such information to Lender is not prohibited by applicable laws and regulations and Lender agrees in writing not to disclose such information to any other Person, except that in all events Lender may disclose such information to Lender’s Representatives, as required by law or regulation or as agreed to by Borrower.

3.2.4 Inspection Rights. Except to the extent prohibited by applicable laws and regulations, agreements with third parties prohibiting the disclosure thereof and excluding any information subject to any legal privilege, Borrower shall permit Lender and Lender’s Representatives after signing a confidentiality and nondisclosure agreement to visit and inspect the corporate books and financial records of Borrower to examine and make copies of the books of accounts and other financial records of Borrower, and to discuss the affairs, finances and accounts of Borrower with, and to be advised as to the same by, any officers requested by Lender, including Borrower’s Chief Executive Officer and Chief Financial Officer, other employees and independent public accountants (and by this provision Borrower hereby authorizes such accountants to discuss with Lender the finances and affairs of Borrower) at such reasonable times and reasonable intervals as Lender may designate; provided, however, that this right shall not be exercised more than once per calendar quarter and only with five Business Days’ prior written notice so long as: (a) each of Borrower and the Bank shall be “well capitalized” in accordance with the rules and regulations of its primary federal regulator and (b) no Event of Default shall have occurred and be continuing, and provided, further, that Lender agrees to maintain the confidentiality of all information regarding Borrower obtained as a result of the exercise of this right and through any other means, except for disclosure to Lender’s Representatives or as required otherwise by law or regulation, and Borrower shall not be required to make available to Lender any customer lists or other proprietary information unless such information is required by Lender to determine the financial condition of Borrower or to determine the ability of either to meet its obligations hereunder and does not violate applicable laws and regulations and agreements with third parties prohibiting the disclosure thereof and excluding any information subject to any legal privilege. Subject to restrictions in the foregoing sentence, Borrower shall provide promptly to Lender other information concerning the business, operations, financial condition and regulatory status of Borrower and its Subsidiaries as Lender may from time to time reasonably request.

3.2.5 Board Observation Rights. If: (a) Borrower fails to make any payment when due under the terms of this Agreement, the Subordinated Debenture or any other Transaction Document, and such amount remains unpaid for a period of thirty (30) days after the due date; or (ii) the ratio of Borrower’s (A) classified assets, to (B) its Tier 1 Capital plus its allowance for loan and lease losses, calculated on a consolidated basis (the “Classified Asset Ratio”), is at any time on or prior to December 31, 2013, fifty percent (50%) or greater, or is at any time after December 31, 2013, forty percent (40%) or greater, Lender after signing a confidentiality and nondisclosure agreement shall have the right, subject to any necessary regulatory approval, to appoint a Lender’s Representative to attend all meetings of the board of directors or any committees thereof of each of Borrower and/or the Bank, in a nonvoting observer capacity. From and after the vesting in Lender of the rights described in the preceding sentence, Borrower shall give, or cause to be given, such Lender’s Representative copies of all notices, minutes, consents and other materials that it provides to its directors or is provided to the Bank’s directors in connection with such respective meetings. The rights of Lender set forth in this Section 3.2.5 shall remain in effect until: (x) all missed payments giving rise to Lender’s rights under this section have been paid; and (y) the Classified Asset Ratio is, if measured on or prior to December 31, 2013, less than fifty percent (50%), or if measured at any time after December 31, 2013, is less than forty percent (40%). Any appointment as an observer pursuant to this Section 3.2.5 shall remain in effect until: (x) six (6) months after all missed payments giving rise to Lender’s rights under this section have been paid; and (y) the Classified Asset Ratio is less than less than fifty percent (50%) if measured on or prior to December 31, 2013, or less than forty percent (40%) if measured at any time after December 31, 2013. For purposes of this Section 3.2.5, the Classified Asset Ratio shall be calculated monthly. Borrower agrees to provide written notice to Lender within five (5) Business Days after the end of any month during calendar year 2013 if the Classified Asset Ratio equals or exceeds fifty percent (50%), and within five (5) Business Days after the end of any month during any calendar year after 2013 if the Classified Asset Ratio equals or exceeds forty percent (40%).

3.2.6 Board Representation Rights. If: (a) Borrower fails to make any payment when due under the terms of this Agreement, the Subordinated Debenture or any other Transaction Document, and such amount remains unpaid for a period of one hundred twenty (120) days after the due date; or (b) the Classified Asset Ratio is seventy percent (70%) or greater, Lender shall have the right, subject to any necessary regulatory approval, to appoint a Lender’s Representative as an additional member of the board of directors of Borrower and/or the Bank. If Lender exercises its right under Section 3.2.6 to appoint an additional board member, Borrower agrees to use all commercially reasonable efforts to effect such appointment, including seeking any necessary regulatory, board of directors or shareholder approval. Any appointment to the board of directors of Borrower pursuant to this Section 3.2.6 shall remain in effect until: (x) six (6) months after all missed payments giving rise to Lender’s rights under this section have been paid; and (y) the Classified Asset Ratio is less than seventy percent (70%). For purposes of this Section 3.2.6, the Classified Assets Ratio shall be calculated monthly. Borrower agrees to provide written notice to Lender within five (5) Business Days after the Classified Asset Ratio equals or exceeds seventy percent (70%) as of the end of any month.

3.2.7 Lender Expenses. Borrower will pay all reasonable costs and expenses of Lender in connection with any modification, amendment, alteration, or the enforcement of this Agreement, the Subordinated Debenture or the other Transaction Documents, including Lender’s out-of-pocket expenses and the charges and disbursements to counsel retained by Lender, except costs associated with implementing and executing sections 3.2.4, 3.2.5 and 3.2.6 of this Agreement. The obligations of Borrower under this Section 3.2.7 shall survive the repayment in full of the Subordinated Debenture. Any of the foregoing amounts incurred by Lender and not paid by Borrower within five (5) days after demand for payment shall bear interest from the date incurred at the Default Rate and shall be deemed part of Borrower’s Liabilities hereunder.

Section 4. BORROWER’S DEFAULT.

Section 4.1 Borrower’s Defaults and Lender’s Remedies.

4.1.1 Acceleration Event of Default. The following shall constitute an “Acceleration Event of Default” under this Agreement:

Section 4.1.1.1 Either Borrower or the Bank applies for, consents to or acquiesces in the appointment of a receiver for itself, or in the absence of such application, consent or acquiescence, a receiver is appointed for either Borrower or the Bank.

Section 4.1.1.2 Borrower applies for, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for itself under Chapter 7 or Chapter 11 of the United States Bankruptcy Code (the “Code Provisions”), or in the absence of such application, consent or acquiescence, a trustee, receiver or liquidator is appointed for Borrower under the Code Provisions, and is not discharged within ninety (90) days, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution or liquidation proceeding is instituted by or against Borrower under the Code Provisions, and if instituted, is consented or acquiesced in by it or remains for ninety (90) days undismissed, or if Borrower is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Code Provisions.

4.1.2 Non-Acceleration Events of Default. Each of the following shall constitute a “Non-Acceleration Event of Default” under this Agreement:

Section 4.1.2.1 Borrower fails to pay any principal or interest due on the Subordinated Debenture when due; or

Section 4.1.2.2 Borrower fails to pay any other fees, charges, costs or expenses under this Agreement or any other Transaction Documents and in each case such failure shall continue for a period of thirty (30) days after notice thereof is given by the Lender to Borrower; or

Section 4.1.2.3 Borrower fails to perform or observe in any material respect any agreement, term, provision, condition, or covenant (other than any such failure that results in an Event of Default as expressly provided in any other clause of Section 4.1) required to be performed or observed by Borrower hereunder or under any other Transaction Document or other agreement with or in favor of Lender and in each case such failure shall continue for a period of 30 days after notice thereof is given by the Lender to Borrower; or

Section 4.1.2.4 Borrower, or the Bank or any Subsidiary becomes insolvent or is unable to pay its debts as they mature; or makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they mature; or suspends transaction of its usual business; or if a trustee of any substantial part of the assets of Borrower, or the Bank or any Subsidiary is applied for or appointed, and if appointed, Borrower, or the Bank or any Subsidiary by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment, or within ninety (90) days after such appointment, such appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; provided that Borrower giving notice or suspending interest payments on its subordinated debentures issued to its trust subsidiaries shall not be construed for purposes of this section as being unable to pay its debts at they mature or suspending transaction of its usual business; or

Section 4.1.2.5 Any proceedings are commenced by or against Borrower, or the Bank or any Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, if such proceedings are instituted, Borrower, the Bank or such Subsidiary by any action or failure to act indicates its approval of, consent to or acquiescence therein, or an order shall be entered approving the petition in such proceedings and within ninety (90) days after the entry thereof such order is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

Section 4.1.2.6 Any Subsidiary other than the Bank, applies for, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for itself under the Code Provisions, or in the absence of such application, consent or acquiescence, a trustee, receiver or liquidator is appointed for such Subsidiary under the Code Provisions, and is not discharged within ninety (90) days, or any bankruptcy, reorganization, debt arrangement or other proceeding or any dissolution or liquidation proceeding is instituted by or against such Subsidiary under the Code Provisions, and if instituted, is consented or acquiesced in by it or remains for ninety (90) days undismissed, or if such Subsidiary is enjoined, restrained or in any way prevented from conducting all or any material part of its business under the Code Provisions.

4.1.3 Effect of Event of Default; Acceleration and Termination of the Commitment.

Section 4.1.3.1 If an Acceleration Event of Default shall occur and be continuing, Lender may declare the Subordinated Debenture and any other amounts due Lender immediately due and payable, whereupon, subject to prior Federal Reserve approval, the Subordinated Debenture and such other amounts payable hereunder shall immediately become due and payable, without presentment, demand, protest or notice of any kind.

Section 4.1.3.2 If: (a) Borrower receives a written notification from the Federal Reserve that the Subordinated Debenture no longer constitutes Tier 2 Capital of Borrower; and (b) any Non-Acceleration Event of Default shall occur and be continuing, Lender may declare the Subordinated Debenture and any other amounts due Lender immediately due and payable, whereupon the Subordinated Debenture and such other amounts payable hereunder shall immediately become due and payable, without presentment, demand, protest or notice of any kind, provided that any notice to Borrower or Bank from the Federal Reserve that the Tier 2 capital treatment of the Subordinated Debenture shall decrease by (i) the exercise of the Warrant, (ii) by any amount necessary to remain within the Federal Reserve requirement that Borrower’s Tier 2 capital is no more than 50% of its Tier 1 capital or (iii) 20% per year for the last five years prior to the Maturity Date shall not be considered for purposes of this section as a written notification from the Federal Reserve that the Subordinated Debenture no longer constitutes Tier 2 Capital of Borrower.

Section 4.1.3.3 Except as provided in Section 4.1.3.2 above, in the case of the occurrence of a Non-Acceleration Event of Default, Lender shall not have the right to declare the principal amount due under the Subordinated Debenture immediately due and payable, provided, however, that Lender may take any and all actions necessary to cause Borrower to cure the Non-Acceleration Event of Default, including, in the case of a Non-Acceleration Event of Default pursuant to Section 4.1.2.1 and Section 4.1.2.2, bring an action to collect any interest, principal and other amounts that are due and payable.

Section 4.1.3.4 Upon the occurrence of any Event of Default, it is specifically understood and agreed that notwithstanding the curing of such any Event of Default, Borrower shall not be released from any of its covenants hereunder unless and until the Subordinated Debenture is paid in full.

Section 4.2 Other Remedies. If any Event of Default shall occur and be continuing, Lender may, in addition to any other rights and remedies hereunder, exercise any and all remedies provided in any of the other Transaction Documents and other related documents.

Section 4.3 No Lender Liability. To the extent permitted by law, Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, which was taken, omitted or made in good faith.

Section 4.4 Lender’s Fees and Expenses. In case of any Event of Default hereunder, Borrower shall pay Lender’s reasonable fees and expenses including attorneys’ fees and expenses, in connection with the enforcement of this Agreement or any of the other Transaction Documents or other related documents.

Section 5. MISCELLANEOUS.

Section 5.1 Release; Indemnification. Borrower hereby releases Lender from any and all causes of action, claims or rights which Borrower may now or hereafter have for, or which may arise from, any loss or damage caused by or resulting from: (a) any failure of Lender to protect, enforce or collect in whole or in part any of the Subordinated Debt and (b) any other act or omission to act on the part of Lender, its officers, agents or employees, except in each instance for willful misconduct or gross negligence, and except for any breach by Lender of this Agreement or any other Transaction Document. Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including attorneys’ fees and expenses) which may at any time be either directly or indirectly imposed upon, incurred by or asserted or awarded against Lender or any of Lender’s Affiliates in connection with, arising from or relating to Lender’s entering into or carrying out the terms of this Agreement or being the holder of any Subordinated Debenture, other than any loss, liability, damage, suit, claim, expense, fees or costs arising solely by reason of Lender’s or any of Lender’s Affiliates’ willful misconduct or gross negligence.

Section 5.2 Assignment and Participation. Subject to Lender’s compliance with federal and state securities laws, Lender may pledge or otherwise hypothecate all or any portion of this Agreement or grant participations herein (provided, that Lender acts as agent for any participants, except as provided below) or in any of its rights and security hereunder, and may assign all or any part of the Subordinated Debt and Lender’s obligations in connection therewith to one or more commercial banks or other financial institutions or investors without the consent of Borrower. Borrower shall at all times be entitled to make payments of principal and interest on the Subordinated Debt as provided in Section 1.5.2 of this Agreement and shall have no duty to inquire as to any different location or manner of payment, and if Borrower makes payment in accordance with such section, it shall not be required to take any further action, notwithstanding any assignment by Lender of its rights hereunder or the Subordinated Debt.

Section 5.3 Prohibition on Assignment. Borrower shall not assign or attempt to assign its rights under this Agreement, except by operation of law.

Section 5.4 Time of the Essence. Time is of the essence of this Agreement.

Section 5.5 No Waiver. No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by Lender, and any such waiver shall be effective only to the extent set forth in such writing. No failure to exercise or delay in exercising, by Lender or any holder of any Subordinated Debenture, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Borrower in any case shall, in itself, entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Lender to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder. Failure on the part of Lender to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lender of its rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.

Section 5.6 Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular Persons or situations, the remainder of this Agreement, and the application of such provision to Persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law. If the primary federal regulator of Borrower determines that any provision in Section 3, Section 4.1.1 or Section 4.1.2 of this Agreement would have the effect of causing the Subordinated Debenture to not constitute Tier 2 Capital of Borrower in accordance with the regulations and other guidance of such regulator published as of the date of this Agreement, then any such provision shall be deemed modified only to the minimum extent required for the Subordinated Debenture to constitute Tier 2 Capital of Borrower in accordance with such regulations and guidance. The immediately preceding sentence shall be construed in a manner that protects the interests of Lender to the maximum extent, while permitting the Subordinated Debenture to qualify as Tier 2 Capital in accordance with the immediately preceding sentence.

Section 5.7 Usury; Revival of Liabilities. All agreements between Borrower and Lender (including this Agreement and any other Transaction Documents) are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Lender exceed the highest lawful rate of interest permissible under the laws of the State of California. If, from any circumstances whatsoever, fulfillment of any provision hereof or of any other Transaction Documents, at the time performance of such provision shall be due, shall involve exceeding the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligation to be fulfilled shall be reduced to the highest lawful rate of interest permissible under the laws of the State of California, and if for any reason whatsoever, Lender shall ever receive as interest an amount which would be deemed unlawful, such interest shall be applied to the payment of the last maturing installment or installments of the indebtedness to Lender and not to the payment of interest. To the extent that Lender received any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Lender and applied on account of Borrower’s Liabilities; provided, however, if Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.

Section 5.8 Notices. Any notice which either party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:

if to Borrower:	Plumas Bancorp
35 South Lindan Avenue
Quincy, California 95971
Attn: Andrew Ryback
President and Chief Executive Officer
Telephone No.: (530) 283-7305, extension 8905
Fax No.: (530) 283-9665
E-Mail Address: andy.ryback@PlumasBank.com

with a copy to:	Gary S. Findley & Associates
1470 N. Hundley Street
Anaheim, California 92806-1322
Attn: Gary Steven Findley, Esq.
Telephone No.: (714) 630-7136
Fax: (714) 630-7910
E-Mail: gsf@findley-reports.com

if to Lender:	CBC Management Partners, LLC
1000 SW Broadway, Suite 1010
Portland, Oregon 97205-3062
Attn: Frank Reppenhagen
Telephone No.: 503-227-1400
Fax No.: 503-228-7105
E-Mail Address: far@cbancap.com

with a copy to:	Barack Ferrazzano Kirschbaum & Nagelberg, LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attn: Dennis R. Wendte, Esq.
Telephone No.: 312-984-3188
Fax No.: 312-984-3150
E-Mail Address: dennis.wendte@bfkn.com

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided, that no change in address shall be effective until seven days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier.

Section 5.9 Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that, unless Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall confer any rights on any assignee of Borrower.

Section 5.10 No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of Lender, shall be deemed to make Lender a partner or joint venturer with Borrower.

Section 5.11 Publicity. Borrower shall not publicize the Facility without the prior written consent of Lender, except that Borrower may make any filings required by law.

Section 5.12 Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form and substance satisfactory to Lender.

Section 5.13 Additional Assurances. Borrower agrees that, at any time or from time to time, upon the written request of Lender, it will execute all such further documents and do all such other acts and things as Lender may reasonably request to effectuate the transaction herein contemplated.

Section 5.14 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. In entering into this Agreement neither party has relied upon any representation, warranty, covenant, obligation or other agreement that is not set forth herein or in the other Transaction Documents.

Section 5.15 Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois. Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.

Section 5.16 Forum; Venue. To induce Lender to accept this Agreement and the other Transaction Documents, Borrower irrevocably agrees that all actions or proceedings in any way, manner, or respect, arising out of or from or related to this Agreement or the other Transaction Documents shall be litigated only in courts having suits within Chicago, Illinois. Borrower hereby consents and submits to the jurisdiction of any local, state, or federal court located within said city. Borrower hereby waives any right it may have to transfer or change the venue of any litigation brought against Borrower by Lender.

Section 5.17 No Third Party Beneficiary. This Agreement is made for the sole benefit of Borrower and Lender, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.

Section 5.18 Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

Section 5.19 Discretion. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Lender, to the making of a determination or designation by Lender, to the application of Lender’s discretion or opinion, to the granting or withholding of Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Lender, or otherwise involving the decision making of Lender, shall be deemed to mean that Lender shall decide unilaterally using its sole and absolute discretion or judgment.

Section 5.20 Lender’s Representations and Warranties. Lender hereby represents and warrants to Borrower that this Agreement and the other Transaction Documents have been duly authorized, executed and delivered, and are the legal, valid and binding obligations of Lender, enforceable in accordance with their terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or affecting the rights of creditors generally, by general principles of equity and by federal or state securities laws or the public policy underlying such laws.

Section 6. Lender’s Representations and Warranties. Lender hereby represents and warrants to Borrower that this Agreement and the other Transaction Documents have been duly authorized, executed and delivered, and are the legal, valid and binding obligations of Lender, enforceable in accordance with their terms, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or affecting the rights of creditors generally, by general principles of equity and by federal or state securities laws or the public policy underlying such laws.

Section 7. DEFINITIONS.

Section 7.1 Defined Terms. The following capitalized terms generally used in this Agreement and in the other Transaction Documents shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with, said Person, and their respective Affiliates, members, shareholders, directors, officers, employees, agents and representatives.

“Borrower’s Liabilities” means Borrower’s obligations under this Agreement and any other Transaction Documents.

“Business Day” means a day of the week other than a Saturday, Sunday or a legal holiday under the laws of the State of California or any other day on which banking institutions located in California are authorized or required by law or other governmental action to close.

“Event of Default” means any Acceleration Event of Default and any Non-Acceleration Event of Default.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency including the Federal Reserve, the FDIC and the California Department of Financial Institutions.

“Lender’s Representatives” means those of Lender’s directors, officers, employees and professional advisors engaged to advise Lender with respect to this Agreement and the transactions contemplated hereunder who have a reasonable need to know information about Borrower and who agree in writing, in form and substance satisfactory to Borrower, not to use such information for their own benefit and to maintain the confidentiality of the information in question except as required otherwise by law or regulation.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Potential Event of Default” means an event or circumstance that with the passage of time, the giving of notice or both could become an Event of Default.

“Prime Rate” means the highest prime rate of interest reported in the Money Rates Section of the Wall Street Journal.

“Subsidiary” means (i) any corporation, at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by Borrower or by one or more of its Subsidiaries, or over which Borrower otherwise exercises control, (ii) any general partnership, joint venture or similar entity, at least a majority of the outstanding partnership or similar interests of which shall at the time be owned by Borrower or by one or more of its Subsidiaries, or over which Borrower otherwise exercises control, (iii) any limited partnership of which Borrower or any of its Subsidiaries is a majority general partner, or over which Borrower otherwise exercises control, and (iv) any limited liability company, at least a majority of the outstanding voting membership interests of which are held by Borrower or one or more of its Subsidiaries, or over which Borrower otherwise exercises control.

“Tier 1 Capital” has the meaning ascribed to such term under applicable rules and regulations of the FDIC and the Federal Reserve.

“Tier 2 Capital” has the meaning ascribed to such term under applicable rules and regulations of the FDIC and the Federal Reserve.

“United States” means the United States of America.

“Warrant” means a warrant in the form attached as Exhibit B hereto, as amended, restated, supplemented or modified from time to time, and each warrant delivered in substitution or exchange for such warrant.

Section 7.2 Certain Accounting Terms; Interpretations. Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Chicago, Illinois, time unless otherwise specifically provided. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be reasonable fees and expenses of Lender’s outside counsel and of any other third-party experts or consultants engaged by Lender’s outside counsel on Lender’s behalf. All references to any Transaction Document shall be deemed to be to such document as amended, restated, supplemented or modified from time to time. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

Section 7.3 Exhibits and Schedules Incorporated. All exhibits and schedules attached hereto or referenced herein, are hereby incorporated into this Agreement.

Section 7.4 WAIVER OF RIGHT TO JURY TRIAL. BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS DISCUSSED THIS WAIVER WITH SUCH LEGAL COUNSEL. BORROWER FURTHER ACKNOWLEDGES THAT (a) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (b) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (c) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH OTHER TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PLUMAS BANCORP		COMMUNITY BANCAPITAL, L.P.

By:		By:	CBC Partners GP, LLC, its General Partner
Name:
Title:
By:
Name:
Title:

EXHIBIT A

FORM OF SUBORDINATED DEBENTURE

B-1

Exhibit B

FORM OF WARRANT

B-1